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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 5, 2001 (except for note 17 as to which the date is March 8, 2001), with respect to the consolidated financial statements of Vishay Intertechnology, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission, incorporated by reference in the Joint Proxy Statement/Prospectus of Vishay Intertechnology, Inc. and General Semiconductor, Inc. that is made part of the
Registration Statement (Form S-4 No. 333-     ) of Vishay Intertechnology, Inc.
for the registration of its common stock.

                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 4, 2001